Exhibit 5.1

March 25, 2016

Lpath, Inc.

4025 Sorrento Valley Blvd.

San Diego, CA 92121-1404

Re:  Post-Effective Amendment No. 5 to Form S-1 (Registration Statement No. 333-178352)

Ladies and Gentlemen:

We have acted as counsel to Lpath, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Post-Effective Amendment No. 5 (the “Post-Effective Amendment”) to a registration statement on Form S-1 (as it may be amended and supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Post-Effective Amendment relates to the offering of up 912,526 shares of the Company’s Common Stock underlying Warrants (the “Warrants”) that were offered and issued in March 2012 and were registered pursuant to the Registration Statement (the “Warrant Shares”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation law of the State of Delaware and the federal law of the United States.  Based on such review, we are of the opinion that, the Warrant Shares, when issued and paid for upon exercise of the Warrants as contemplated by the applicable Warrants filed as Exhibits 4.7, 4.8 and 4.9 to the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Post-Effective Amendment.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrants, the Warrants Shares, the Registration Statement or the Post-Effective Amendment.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP